UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549


                               FORM 8-K


                            CURRENT REPORT


 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  December 12, 2000


                  DEVON ENERGY CORPORATION
   (Exact Name of Registrant as specified in its charter)


             DELAWARE                 000-30176               73-1567067
(State or other jurisdiction of (Commission File Number)    (IRS Employer
incorporation or organization)                          Identification Number)


      20 NORTH BROADWAY, SUITE 1500, OKLAHOMA CITY, OK         73102
           (Address of Principal Executive Offices)          (Zip Code)


    Registrant's telephone number, including area code:   (405) 235-3611

Item 5.      Other Events

Definitions

     The following discussion includes references to various abbreviations relating to volumetric production terms and other defined terms. These definitions are as follows:

          "Bcf" means billion cubic feet.
          "Boe" means equivalent barrels of oil, calculated by converting six Mcf of natural gas to one barrel of oil.
          "MBbls" means thousand barrels.
          "MBoe" means thousand Boe.
          "MMBbls" means million barrels.
          "Mcf" means thousand cubic feet.
          "MMcf" means million cubic feet.
          "NGL" means natural gas liquids.
          "Oil" includes crude oil and condensate.
          "Gulf Division" means the division of the company operating oil and gas properties located primarily in the onshore South Texas and South Louisiana areas and offshore in the Gulf of Mexico.
          "Rocky Mountain Division" means the division of the company operating oil and gas properties located in the Rocky Mountains area of the United States stretching from the Canadian border south into northern New Mexico.
          "Permian/Mid-Continent Division" means the division of the company operating all properties located in the United States other than those operated by the Gulf Division and Rocky Mountain Division.
          "Canada" means all of the company's oil and gas properties that lie in Canada.
          "International" means all of the company's oil and gas properties that lie outside the United States and Canada.

Forward-Looking Estimates

     The forward-looking statements provided in this discussion are based on management's examination of historical operating trends, the information which will be used to prepare the December 31, 2000 reserve reports of independent petroleum engineers and other data in Devon Energy Corporation's ("Devon's") possession or available from third parties. Devon cautions that its future oil, natural gas and NGL production, revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below. Also, the financial results of Devon's foreign operations are subject to currency exchange rate risks. Additional risks are discussed below in the context of line items most affected by such risks.

     Specific Assumptions and Risks Related to Price and Production
Estimates

Prices for oil, natural gas and NGLs are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and world-wide economic growth, weather and other substantially variable factors. These factors are beyond Devon's control and are difficult to predict. In addition to volatility in general, Devon's oil, gas and NGL prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of oil, gas and NGLs. Over 97% of Devon's revenues are attributable to sales of these three commodities. Consequently, Devon's financial results and resources are highly influenced by this price volatility.

     Estimates for Devon's future production of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products. There can be no assurance of such stability. Also, Devon's
International production of oil, natural gas and NGLs is governed by payout agreements with the governments of the countries in which Devon operates. If the payout under these agreements is attained earlier than projected, Devon's net production and proved reserves in such areas could be reduced.

     The production, transportation and marketing of oil, natural gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events, including, but not limited to, hurricanes, and numerous other factors. The following forward-looking statements were prepared assuming demand, curtailment, producibility and general market conditions for Devon's oil, natural gas and NGLs during 2001 will be substantially similar to those of 2000, unless otherwise noted. Given the general limitations expressed herein, Devon's forward-looking statements for 2001 are set forth below. Unless otherwise noted, all of the following dollar amounts are expressed in U.S. dollars. Those amounts related to Canadian operations have been converted to U.S.
dollars using an exchange rate of $0.6695 U.S. dollar to $1.00 Canadian dollar. The actual 2001 exchange rate may vary materially from this estimated rate. Such variations could have a material effect on the following Canadian estimates.

     The forward-looking data provided below does not include the financial and operating effects of potential property acquisitions or divestitures during the year 2001.
The timing and ultimate results of such acquisition and divestiture activity is difficult to predict.

Year-End 2000 Proved Oil and Gas Reserves

     Devon's preliminary estimate of its December 31, 2000 proved oil and gas reserves is that such reserves will total between 1.0 billion and 1.1 billion barrels of oil equivalent. These preliminary estimates are subject to completion of Devon's reserve estimation process, including the effects of actual year-end 2000 prices. Devon will announce its final reserve estimates in January 2001.

Year 2001 Potential Operating Items

     Oil, Gas and NGL Production Set forth in the following paragraphs are individual estimates of Devon's oil, gas and NGL production in 2001. On a combined basis, Devon estimates its 2001 oil, gas and NGL production will total between 120.1 million and 128.3 million barrels of oil equivalent. Devon's 2001 estimates of 2001 production do not include certain oil, gas and NGL production from various properties that were sold during 2000. These sold properties produced approximately 2.6 million barrels of oil equivalent in 2000 that will not be produced in 2001.

     Oil Production Devon expects its oil production in 2001 to total between 40.3 million barrels and 42.8 million barrels. The expected ranges of production by division are as follows:

                                Expected Range
                                 of Production
                                   (MMBbls)
                                ---------------
            Permian/Mid-Continent 12.2 to 12.9
            Gulf                  10.1 to 10.8
            Rocky Mountain         3.0 to 3.2
            Canadian               5.3 to 5.6
            International          9.7 to 10.3

     Oil Prices - Fixed Devon has fixed the price it will receive in 2001 on a portion of its oil production through certain forward oil sales. Devon has executed forward oil sales attributable to the Permian/Mid-Continent Division for
3.7 million barrels at an average price of $16.24 per barrel, net of estimated transportation costs of $0.60 per barrel. These fixed-price volumes represent 9% of Devon's expected consolidated oil production in 2001. Santa Fe Snyder Corporation, with whom Devon merged in August 2000, entered into these forward oil sales agreements in late 1999 and early 2000, and used the proceeds to acquire interests in producing properties in the Gulf of Mexico.

     Oil Prices - Floating For the oil production for which prices have not been fixed, Devon's 2001 average prices for each of its divisions are expected to differ from the New York Mercantile Exchange price ("NYMEX") as set forth in the following table:

                         Expected Range of Oil Prices
                        Greater Than (Less Than) NYMEX
                        ------------------------------
       Permian/Mid-Continent  ($3.10) to ($2.10)
       Gulf                   ($3.50) to ($2.50)
       Rocky Mountain         ($2.50) to ($1.50)
       Canadian               ($5.00) to ($4.00)
       International          ($3.65) to ($2.65)

     The above range of expected Canadian differentials compared to NYMEX includes an estimated $0.11 per barrel decrease resulting from foreign currency hedges. These hedges, in which Devon will sell $10 million in 2001 at an average Canadian-to-U.S. exchange rate of $0.710 and buy the same amount of dollars at the floating exchange rate, offset a portion of the exposure to currency fluctuations on those Canadian oil sales that are based on U.S. prices. The $0.11 per barrel decrease is based on the assumption that the average Canadian-to-U.S. conversion rate for the year 2001 is $0.6695.

     Gas Production Devon expects its 2001 gas production to total between 439 Bcf and 469 Bcf. The expected ranges of production by division are as follows:

                                Expected Range of
                                 Production (Bcf)
                                -----------------
            Permian/Mid-Continent  114 to 121
            Gulf                   144 to 153
            Rocky Mountain         115 to 123
            Canadian                58 to 62
            International            8 to 10

     Gas Prices - Fixed Through various fixed price contracts or hedging instruments, Devon has fixed the price it will receive in 2001 on a portion of its natural gas production. The Rocky Mountain Division has fixed volumes of 7.3 Bcf at $1.96 per Mcf. Canada has fixed volumes of
21.4 Bcf at $1.52 per Mcf. These U.S. and Canadian volumes with fixed prices represent 6% of Devon's expected consolidated gas production in 2001.

     Additionally, Devon has entered into a basis swap on
7.3 Bcf of 2001 gas production. Under the terms of the basis swap, the counterparty pays Devon the average NYMEX price for the last three trading days of each month, less $0.30 per Mcf. In return, Devon pays the counterparty the Colorado Interstate Gas Co. ("CIG") index price published in "Inside FERC". The effect of this swap is included in Rocky Mountain Division gas revenues.

     Gas Prices - Floating For the natural gas production for which prices have not been fixed, Devon's 2001 average prices for each of its divisions are expected to differ from NYMEX as set forth in the following table:

                          Expected Range of Gas Prices
                         Greater Than (Less Than) NYMEX
                         ------------------------------
       Permian/Mid-Continent   ($0.45) to  $0.05
       Gulf                    ($0.20) to  $0.30
       Rocky Mountain          ($1.15) to ($0.65)
       Canadian                ($1.00) to ($0.50)
       International           ($2.60) to ($2.10)

     NGL Production Devon expects its 2001 production of NGLs to total between 6.6 million barrels and 7.3 million barrels. The expected ranges of production by division are as follows:

                                Expected Range
                                 of Production
                                   (MMBbls)
                                --------------
            Permian/Mid-Continent 4.3 to 4.6
            Gulf                  1.0 to 1.1
            Rocky Mountain        0.6 to 0.7
            Canadian              0.5 to 0.6
            International         0.2 to 0.3

     Other Revenues Devon's other revenues in 2001 are expected to be between $53 million and $59 million.

     Production and Operating Expenses Devon's production and operating expenses vary in response to several factors.
Among the most significant of these factors are additions to or deletions from Devon's property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of the properties and the amount of repair and workover activity required.

     Oil, natural gas and NGL prices will have a direct effect on production taxes to be incurred in 2001. Future prices also could have an effect on whether proposed workover projects are economically feasible. These factors, coupled with the uncertainty of future oil, natural gas and NGL prices, increase the uncertainty inherent in estimating future production and operating costs. Given these uncertainties, Devon estimates that year 2001 total production and operating costs will be between $532 million and $564 million.

     Depreciation, Depletion and Amortization ("DD&A") The 2001 oil and gas property DD&A rate will depend on various factors. Most notable among such factors are the amount of proved reserves that will be added from drilling or acquisition efforts in 2001 compared to the costs incurred for such efforts, and the revisions to Devon's year-end 2000 reserve estimates that, based on prior experience, are likely to be made during 2001.

     On average for 2001, Devon expects its consolidated oil and gas property DD&A rate will be between $5.66 per Boe and $6.01 per Boe. This range of full-year DD&A rates should result in oil and gas property related DD&A expense for 2001 of between $710 million and $754 million.

     In addition to its oil and gas property DD&A expense, Devon also expects to record goodwill amortization in 2001 of between $35 million and $37 million. The goodwill was recorded in connection with the 1999 merger with PennzEnergy Company. Additionally, Devon expects its 2001 DD&A expense related to non-oil and gas property fixed assets to total between $30 million and $32 million.

     General and Administrative Expenses ("G&A") Devon's G&A includes the costs of many different goods and services used in support of its business. These goods and services are subject to general price level increases or decreases. In addition, Devon's G&A varies with its level of activity and the related staffing needs as well as with the amount of professional services required during any given period. Should Devon's needs or the prices of the required goods and services differ significantly from current expectations, actual G&A could vary materially from the estimate. Given these limitations, consolidated G&A in 2001 is expected to be between $89 million and $98 million.

     Interest Expense Future interest rates and oil, natural gas and NGL prices have a significant effect on Devon's interest expense. Approximately $1.9 billion of Devon's September 30, 2000, long-term debt balance of $2.2 billion bears interest at fixed rates. Such fixed rates remove the uncertainty of future interest rates from some, but not all, of Devon's long-term debt. Also, Devon can only marginally influence the prices it will receive in 2001 from sales of oil, natural gas and NGLs and the resulting cash flow. These factors increase the margin of error inherent in estimating future interest expense. Other factors which affect interest expense, such as the amount and timing of capital expenditures, are within Devon's control. Given the uncertainty of future interest rates and commodity prices, and assuming that the fixed-rate debt remains in place throughout the year, Devon estimates that the consolidated interest expense in 2001 will be between $131 million and $134 million.

     Reduction of Carrying Value of Oil and Gas Properties
As of November 30, 2000, Devon does not expect to record a reduction in 2001 of its carrying value of oil and natural gas properties under the full-cost accounting ceiling test.
At this time the ceiling for each full-cost pool exceeds
Devon's carrying value of oil and natural gas properties, less deferred income taxes. However, such excess could be eliminated by declines in oil and/or natural gas prices between now and the end of any quarter during 2001 or in subsequent periods.

     Income Taxes Devon expects its consolidated financial income tax rate in 2001 to be between 35% and 45%. The current income tax rate is expected to be between 20% and 25%. The deferred income tax rate is expected to be between 15% and 20%. There are certain items that will have a fixed impact on 2001's income tax expense regardless of the level of pre-tax earnings that are produced. These items include
Section 29 tax credits in the U.S., which reduce income taxes based on production levels of certain properties and are not necessarily affected by pre-tax financial earnings. The amount of Section 29 tax credits expected to be generated to offset financial income tax expense in 2001 is approximately $20 million. Also, Devon's Canadian subsidiaries are subject to Canada's "large corporation tax" of approximately $3 million which is based on total capitalization levels, not pre-tax earnings. The financial income tax in 2000 will also be increased by approximately $14 million due to the financial amortization of certain costs, such as goodwill amortization, that are not deductible for income tax purposes. Significant changes in estimated production levels of oil, gas and NGLs, the prices of such products, or any of the various expense items could materially alter the effect of the aforementioned items on 2001's financial income tax rates.

Capital Sources, Uses and Liquidity

     Capital Expenditures Though Devon has completed several major property acquisitions in recent years, these transactions are opportunity driven. Thus, Devon does not "budget", nor can it reasonably predict, the timing or size of such possible acquisitions, if any.

     Devon's capital expenditures budget is based on an expected range of future oil, natural gas and NGL prices as well as the expected costs of the capital additions. Should Devon's price expectations for its future production change significantly, some projects may be accelerated or deferred and, consequently, may increase or decrease total 2001 capital expenditures. In addition, if the actual costs of the budgeted items vary significantly from the anticipated amounts, actual capital expenditures could vary materially from Devon's estimates.

     Given the limitations discussed, the company expects its 2001 capital expenditures for drilling and development efforts plus related facilities to total between $1.05 billion and $1.15 billion. These amounts include between $160 million and $180 million for drilling and facilities costs related to reserves expected to be classified as proved as of year-end 2000. In addition, these amounts include between $520 million and $560 million for other low risk/reward projects and between $370 million and $410 million for new, higher risk/reward projects. The following table shows expected drilling and facilities expenditures by major operating division.

          Drilling and Production Facilities Expenditures (millions)
                                       Permian/
                               Rocky     Mid-
                              Mountain Continent   Gulf               Other
                              Division Division  Division  Canada  International
                              -------- --------- --------  ------  -------------
Related to Proved Reserves    $45-$55   $70-$80    $0-$10   $10-$20   $20-$30
Lower Risk/Reward Projects    $45-$55   $90-$100 $185-$215  $40-$50  $140-$170
Higher Risk/Reward Projects   $20-$30   $40-$50  $110-$130 $105-$125  $80-$100
                             --------- --------- --------- --------- ---------
Total                        $110-$140 $200-$230 $295-$355 $155-$195 $240-$300
                             ========= ========= ========= ========= =========

     In addition to the above expenditures for drilling and development, Devon is participating through a joint venture in the construction of gas transportation and processing systems in the Powder River Basin of Wyoming. Devon expects to spend from $15 million to $20 million as its share of the project in 2001. Devon also expects to capitalize between $70 million and $80 million of G&A expenses in accordance with the full cost method of accounting. Devon also expects to pay between $15 million and $20 million for plugging and abandonment charges in 2001. Finally, Devon expects to spend between $15 million and $20 million for non-oil and gas property fixed assets.

     Other Cash Uses Devon's management expects the policy of paying a quarterly common stock dividend to continue. With the current $0.05 per share quarterly dividend rate and 129 million shares of common stock outstanding, 2001 dividends are expected to approximate $26 million. Also, Devon has $150 million of 6.49% cumulative preferred stock upon which it will pay $9.7 million of dividends in 2001.

     Capital Resources and Liquidity Devon's estimated 2001 cash uses, including its drilling and development activities, are expected to be funded primarily through a combination of working capital and operating cash flow, with the remainder, if any, funded with borrowings from Devon's credit facilities. The amount of operating cash flow to be generated during 2001 is uncertain due to the factors affecting revenues and expenses as previously cited. However, Devon expects its combined capital resources to be more than adequate to fund its anticipated capital expenditures and other cash uses for 2001. As of September 30, 2000, Devon had $698 million available under its $1 billion credit facilities. If significant acquisitions or other unplanned capital requirements arise during the year, Devon could utilize its existing credit facilities and/or seek to establish and utilize other sources of financing.

                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                              DEVON ENERGY CORPORATION

                              By:  DANNY J. HEATLY
                                   Danny J. Heatly
                                   Vice President - Accounting


Date:     December 12, 2000